EMPLOYMENT AGREEMENT
BETWEEN
WILLIAM M. KAHANE
AND
AMERICAN REALTY CAPITAL TRUST, INC.

This Employment Agreement (the “Agreement”), dated as of March 1, 2012 (“Effective Date”), by and between American Realty Capital Trust, Inc. (the “Company”), and William M. Kahane, an individual residing at 1 West 64th Street, New York, New York 10023 (the “Executive”) (each of them being referred to as a “Party” and together as the “Parties”):

WHEREAS, the Company wishes to employ the Executive in the capacity and on the terms and conditions set forth below, and the Executive is willing to accept such employment, in the capacity and on the terms and conditions set forth below.

NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:

1. EMPLOYMENT.

(a) Position(s). The Executive shall be employed by the Company as its President and Chief Executive Officer (“CEO”) and shall be a member of the Company’s Board of Directors (the “Board”) so long as he continues to be an employee of the Company. In this capacity, the Executive shall report to the Board and the Chairman of the Board and all other employees shall report to him, directly or indirectly.

(b) Duties. The Executive’s principal duties and responsibilities shall be consistent with the position of President and CEO.

(c) Extent of Services. Except for illnesses and vacation periods, the Executive shall devote substantially all of his business time to the Company and shall not engage in any other business activity without the consent of the Board, provided, however, that the Executive may manage his own passive investments and serve on charitable, civic or non-profit boards or committees without such consent.

2. TERM. This Agreement and the Executive’s employment shall be effective as of the Effective Date and shall continue in full force and effect for three years (the “Initial Term”), provided that the Executive’s employment shall be automatically extended for a period of one (1) year at the end of the Initial Term and each anniversary thereof, unless either party notifies the other party of its non renewal of this Agreement not later than sixty (60) days prior to any renewal date by providing written notice to the other party of such party’s intent not to renew, or it is sooner terminated pursuant to Section 5.

3. BASE SALARY. The Company shall pay the Executive a base salary annually (the “Base Salary”) of one dollar ($1.00). The Board shall review the Base Salary once a year to determine in its sole discretion whether the Base Salary should be increased (but not decreased) effective January 1 of each year during the Term.

4. OTHER ANNUAL COMPENSATION.

(a) Bonus Plans

. The Executive shall be entitled to participate in the American Realty Capital Trust, Inc. Annual Incentive Compensation Plan and to enter into an American Realty Capital Trust, Inc. 2012 Outperformance Award Agreement (the “Incentive Plans”) which the Company shall establish prior to or on the first day on which the Company is listed on a securities exchange. The Executive shall be entitled to receive the awards provided under each such Incentive Plan, provided that the Company attains the performance goals set forth in such Incentive Plans and shall vest in the awards provided thereunder in accordance with such Incentive Plan or the terms hereof.

(b) Restricted Stock and Stock Options. Each year during the Term, the Board or the Compensation Committee of the Board shall determine whether to award the Executive shares of restricted stock, and/or stock options, and the number, if any, of such shares or options as it determines. The terms and conditions of any such award, if any, shall be set forth in the Award Agreement delivered to the Executive.

5. BENEFITS.

(a) Vacation. The Executive shall be entitled to eight (8) weeks paid vacation per calendar year, which shall accrue in accordance with the Company’s vacation policy as in effect from time to time. The Executive shall be entitled to cash in lieu of any accrued but unused vacation time, provided that any cash payment with respect to unused vacation time from a prior year shall be made to the Executive prior to March 15 of the subsequent calendar year.

(b) Sick and Personal Days. The Executive shall be entitled to sick and personal days on an as needed basis.

(c) Employee Benefit Plans. The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company. In addition to the foregoing, the Company shall maintain, at its cost, supplemental renewable long-term disability insurance as agreed to by the Company and the Executive.

(d) Other Benefits.

(i) Annual Physical. The Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician selected by the Executive.

(ii) Directors and Officers Insurance. During the Term, the Executive shall be entitled to directors and officers insurance coverage for his acts and omissions while serving as an officer and director of the Company on a basis no less favorable to the Executive than the coverage provided generally to the other officers and directors of the Company (and in an amount no less than the amount in place as of the Effective Date). Additionally, after any termination of employment of the Executive for any reason, for a period through the sixth anniversary of the termination of employment, the Company shall maintain directors and officers insurance coverage for the Executive covering his acts or omissions while an officer and director of the Company on a basis no less favorable to the Executive than the coverage generally provided to then-current officers and directors or, in the event of a Change of Control, to former officers and directors of the Company and the then-current officers and directors of their respective successor entities.

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(iii) Expenses, Office and Secretarial Support. The Executive shall be entitled to reimbursement of all reasonable business expenses, in accordance with the Company’s policy in effect from time to time and on a basis no less favorable than that uniformly applicable to other executives of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly after the presentation by the Executive of appropriate documentation. The Executive shall also receive (a) appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive’s positions and adequate for the performance of the Executive’s duties, and (b) electronic, technical and other assistance as needed to maintain an office at his principal residences.

(iv) Life Insurance. The Company shall be entitled to purchase insurance on the life of the Executive in the amount of $15 million, with the Company as the owner and beneficiary of such policy. The Executive shall cooperate with the Company in connection with the procurement of such insurance coverage. The Executive shall have the right, if terminated for any reason, to purchase any insurance policies on his life owned by the Company at their then fair value. The Company shall also purchase an insurance policy on the life of the Executive in the amount of $15 million, which policy shall be owned by the Executive; the premiums for such policy shall be paid by the Company. The Executive understands and agrees that he shall be responsible for any federal, state or local taxes imposed as a result of such purchase by the Company.

(v) Tax Preparation and Financial Planning. The Company shall pay or promptly reimburse the Executive for costs incurred by him in connection with tax preparation and financial planning assistance, to be furnished by such advisors as chosen by the Executive, up to a maximum of $35,000 annually; provided that the Executive shall submit documentation relating to such payment or reimbursement.

6. TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, the Company shall have the right to and may, in the exercise of its discretion, terminate the Executive at any time prior to the expiration of the Term by reason of Death or Disability, or with or without Cause, and the Executive shall have the right to and may, in the exercise of his discretion, terminate his employment during the Term with or without Good Reason, subject to the provisions set forth below and provided that the decision of the Company to terminate the Executive shall be made by a majority vote of the Board:

(a) Death or Disability. The employment of the Executive by the Company and this Agreement shall terminate immediately upon death or Disability of the Executive. As used in this Agreement, “Disability” and “Disabled” shall mean the Executive’s inability to perform the normal full-time services he was performing prior to the onset of any sickness, injury or disability for a consecutive period of one hundred and eighty (180) days with no reasonable prospect of returning to normal full-time service.

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(b) A determination of “Disability” shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disabled shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disabled shall not be considered a breach of this Agreement by the Company.

(c) With Cause. The employment of the Executive by the Company and this Agreement shall terminate at the election of the Company immediately upon the giving of written notice by the Company to the Executive of his termination with Cause. For purposes of this Agreement, “Cause” for termination shall be deemed to exist solely in the event of: (i) the indictment or conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any felony (exclusive of any felony relating to negligent operation of a motor vehicle and not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Executive on a per se basis due to the Company offices held by the Executive, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), (ii) a willful breach of the Executive’s duty of loyalty or commission of any act of fraud, embezzlement or misappropriation against the Company, (iii) the Executive’s material failure to perform or adhere to explicitly stated duties that are consistent with the material terms of this Agreement, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided that such directives are consistent with the material terms of this Agreement and applicable law), or to comply with the terms and provisions of this Agreement or Executive’s material failure which, in any such case, continues uncorrected for thirty (30) days after written notice from the Board to the Executive, or (iv) gross negligence or willful misconduct in the performance of the Executive’s duties that had, has or will have a material adverse effect on the Company’s reputation or business. In any such case, before termination may be effected, the Executive shall have the right (accompanied by counsel if he so elects) to be present at a meeting of the Board and to present his case to the Board. For purposes of this Section 6(c), no act, or failure to act, on the Executive’s part will be deemed to be “gross negligence” or “willful misconduct” if the Executive can demonstrate to the satisfaction of the Board that the Executive’s act or failure to act was done, or omitted to be done, by the Executive in good faith and with a reasonable factual belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(d) Without Cause, or With or Without Good Reason. The employment of the Executive by the Company and this Agreement shall terminate at the election of the Company without Cause, or at the election of the Executive with or without Good Reason, in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be.

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(e) With Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions or omissions by or on behalf of the Company, provided the Executive notifies the Company in writing of his determination that Good Reason exists within 60 days of the act or omission on which such determination is based:

(i) the Company’s removal of the Executive as the Company’s Chief Executive Officer or a director, without the prior written consent of the Executive;

(ii) failure to renew this Agreement on at least comparable terms at any Term Date;

(iii) a material reduction of the Executive’s duties, responsibilities or reporting requirements, or the assignment to the Executive of any duties, responsibilities, or reporting requirements that are inconsistent with his position as President and CEO, without the prior written consent of the Executive;

(iv) the termination of either of the Incentive Plans, without replacing such plan with a comparable plan, or the failure to pay the Executive any amount due either under such Incentive Plan at the required time;

(v) a reduction or loss of employee benefits or material fringe benefits, both in terms of the amount of the benefit and the level of the Executive’s participation therein, enjoyed by the Executive under the employee benefit and welfare plans of the Company, including without limitation, such benefits as group health, dental, 401(k), accident, disability insurance, or life insurance, except as is required by applicable law;

(vi) absent the Executive’s prior written consent, the Company’s changing to a location that is outside of Manhattan, the principal place of business that is maintained for the Executive to perform his principal duties, without the Executive’s prior written consent; or

(vii) a breach by the Company of any provision of this Agreement that continues for a period of thirty (30) days after Executive provides written notice to the Company of such breach.

7. EFFECTS OF TERMINATION.

(a) Termination by Reason of Death, Disability or Non Renewal; by the Company Without Cause; or by Executive With Good Reason. If the employment of the Executive should terminate during the Term because of death, Disability or non renewal by either party, or at the election of the Company without Cause or by Executive With Good Reason, the Company shall pay or provide the Executive with the following:

(i) Any earned and unpaid Base Salary, amounts earned but unpaid under the Incentive Plans and expense reimbursements pursuant to the Agreement that are due and owing to the Executive up to and including his period of employment preceding his termination date (including pay in lieu of accrued, but unused, vacation) (the “Accrued Obligations”).

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(ii) To the extent not then vested, all restricted stock, stock options and awards made under the Incentive Plans shall vest as of the date of the Executive’s termination, subject to the conditions of the awards, the Incentive Plans as set forth therein or any other plan maintained by the Company. In addition, upon the Executive’s termination, for any such reason, he shall receive a grant under the Incentive Plans equal to the grant he would have received under such Plans if he had remained employed for the entire year, but prorated to reflect the period the Executive worked during such year.

(iii) The Accrued Obligations shall be paid to the Executive in a single, lump sum cash payment sixty (60) days following the Executive’s separation from service, provided that the Executive has delivered a signed General Release substantially in the form attached as Exhibit A to the Company and the Executive has not revoked the General Release. The Executive’s failure or refusal to sign or his revocation of the General Release shall abrogate the Company’s obligations pursuant to this Agreement and shall relieve the Company of liability to provide Executive any and all benefits following the effective date of Executive’s termination.

(iv) The Company shall allow the Executive to continue to participate in any healthcare, dental, vision, and prescription drug plans in which the Executive participated immediately prior to his termination for a period of eighteen (18) months (the “Severance Period”) to the same extent and upon the same terms as the Executive participated in such plans prior to his termination, provided that the Executive’s continued participation is permissible or otherwise practicable under the general terms and provisions of such benefit plans and programs as they may exist at or after the date upon which his termination is effective. During the Severance Period, the Company shall pay for the Executive’s continued participation in said healthcare, dental, vision, and prescription drug plans, and shall pay the Executive’s life insurance premiums specified in Section 5(d)(iv) of this Agreement. To the extent that continued participation in any such plan is neither permissible nor practicable, the Company shall take such actions as may be necessary to provide the Executive with substantially comparable benefits (without additional cost to the Executive) outside the scope of such plans, including, without limitation, reimbursing the Executive for his costs in obtaining such coverage, such as COBRA premiums paid by the Executive for himself and/or his eligible dependents, as well as premiums in excess of COBRA coverage. If the Executive engages in regular employment after his termination of employment (whether as an executive or as a self-employed person), any employee benefit and welfare benefits received by the Executive in consideration of such employment which are similar in nature to the healthcare, dental, vision, and prescription drug plans provided by the Company will relieve the Company of its obligation under this Section 7(a)(vi) to provide comparable benefits to the extent of the benefits so received. Notwithstanding any provision of this Agreement to the contrary, no payments shall be made by the Company with respect to any coverage period beyond the last day of the Severance Period.

(b) No Other Payments Upon Termination of the Executive‘s Employment. In the event that the Executive’s employment is terminated with the Company for any reason, no severance or other payment shall be due the Executive except as set forth in this Section 7.

(c) Termination of Authority. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired position and shall be without any of the authority or responsibility for such position.

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8. CHANGE OF CONTROL.

(a) Change of Control. For purposes of this Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:

(i) any person is or becomes Beneficial Owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 35 percent or more of the combined voting power of the then outstanding securities of the Company, excluding (A) any person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of subsection (ii) below and (B) any person who becomes such a Beneficial Owner through the issuance of such securities with respect to purchases made directly from the Company; or

(ii) the consummation of a merger or consolidation of the Company with any other person or the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) 50 percent or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35 percent or more of the combined voting power of the then outstanding securities of the Company; or

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the assets of the Company; or

(iv) persons who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to such date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors.

Notwithstanding the foregoing, with respect to any payment that is determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder “Code Section 409A”) that is triggered upon a Change in Control, a transaction shall not be deemed to be a Change in Control unless such transaction constitutes a “change in control event” within the meaning of Code Section 409A.

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(b) Benefits Under a Change of Control. In the event of a Change of Control during the Term, the Executive shall become 100% vested in any equity awarded to the Executive and shall vest in any outstanding awards under the Incentive Plans.

9. CONFIDENTIAL INFORMATION.  The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, business plans, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of his affiliation with or work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, by law or in any judicial or administrative proceeding (in which case, the Executive promptly shall provide the Company with notice pursuant to the next below paragraph) unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data in whatever form it may be maintained including without limitation any electronic, written or mechanical formats) pertaining to the Confidential Information and all devices on which such documents or data may have been stored electronically or mechanically and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that, prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages, and that the provisions of this Section 9 are not intended to restrict the Executive’s use of such previously acquired knowledge.

In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

10. SOLICITATION and COMPETITION. During the Term and for a period of 12 calendar months after the termination of the Executive’s employment for any reason other than by the Company without Cause, by the Company for non-renewal, as the result of a Change in Control, or by the Executive for Good Reason, the Executive shall not (a) directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever, without the prior written consent of the Board, solicit the employment of, or assist others in soliciting the employment of, any individual employed by the Company (other than the Executive’s personal assistant or Secretary) in the six (6) months before the Executive’s termination, or (b) in any capacity, whether for his own account or for any other person or organization, directly or indirectly (i) own, operate, manage or control, (ii) serve as an officer, director, partner, employee, agent, consultant or advisor or in any similar capacity, or (iii) have any financial interest in, or aid or assist anyone in the conduct of any publicly listed net lease real estate investment trust that engages in a business that is substantially competitive with the Company’s business as of the date of the Executive’s termination of employment.

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Nothing in this Agreement shall prohibit the Executive from making any passive investment in a public company, or where he is the owner of five percent (5%) or less of the issued and outstanding voting securities of any entity, provided such ownership does not result in his being obligated or required to devote any consulting or managerial efforts or services.

The Executive agrees that the restraints imposed upon him pursuant to this Section 10 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section 10 shall be determined by any court of competent jurisdiction or in arbitration to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. INTELLECTUAL PROPERTY. The Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), developed by him during the period of his employment by the Company and whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

12. EQUITABLE RELIEF. The Executive acknowledges and agrees that, upon any breach by the Executive of his obligations under Sections 9, 10 and 11 hereof, the Company will have no adequate remedy at law, and accordingly shall be immediately entitled to specific performance and other appropriate injunctive and equitable relief in a court of competent jurisdiction.

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13. ALTERNATIVE DISPUTE RESOLUTION (“ADR”) POLICY AND PROCEDURE.

(a) Coverage. Except as otherwise expressly provided in this Agreement or by law, this ADR Policy and Procedure is the sole and exclusive method by which the Executive and the Company are required to resolve any and all disputes arising out of or related to the Executive’s employment with the Company or the termination of that employment, each of which is referred to as “Employment-Related Dispute”, including, but not limited to, disputes arising out of or related to any of the following subjects:

• Compensation or other terms or conditions of the Executive’s employment; or

• Application or enforcement of any Company program or policy to the Executive; or

• Any disciplinary action or other adverse employment decision of the Company or any statement related to the Executive’s employment, performance or termination; or

• Any policy of the Company or any agreement between the Executive and the Company; or

• Disputes over the arbitrability of any controversy or claim which arguably is or may be subject to this ADR Policy and Procedure; or

• Claims arising out of or related to any current or future federal, state or local civil rights laws, fair employment laws, wage and hour laws, fair labor or employment standards laws, laws against discrimination, equal pay laws, wage and salary payment laws, plant or facility closing or layoff laws, laws in regard to employment benefits or protections, family and medical leave laws, and whistleblower laws, including by way of example, but not limited to, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1978, as they have been or may be amended from time to time; or

• Any other dispute arising out of or related to the Executive’s employment or its termination.

(b) Step 1: Negotiation. The Executive and the Company shall attempt in good faith to negotiate a resolution of any Employment-Related Dispute.

(c) Step 2: Mediation. If an Employment-Related Dispute cannot be settled through negotiation and remains unresolved 15 days after it asserted, the Executive or the Company shall submit the dispute to mediation and the parties shall attempt in good faith to resolve the dispute by mediation, under the mediation procedure of JAMS or the International Institute for Conflict Prevention and Resolution (“CPR”) or the American Arbitration Association (“AAA”). The choice of the JAMS or AAA mediation procedure shall be made by the party initiating mediation. Unless the Parties agree otherwise in writing, the mediation shall be conducted by a single mediator, and the mediator shall be selected from an appropriate JAMS or CPR or AAA panel pursuant to the JAMS or CPR or AAA rules, respectively, and said rules are expressly incorporated herein by reference. The mediation shall be conducted in the city and state in which the Company office is located in which the Executive works(ed). Unless the Parties agree otherwise, the cost of the mediator’s professional fees and expenses and any reasonable administrative fee will be shared and paid equally by the Parties, and each Party shall bear its own attorneys’ fees and costs of the mediation.

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(d) Step 3: Binding Arbitration. If an Employment-Related Dispute cannot be settled through mediation and remains unresolved 45 days after the appointment of a mediator, the Executive or the Company shall submit the dispute to arbitration and the dispute shall be settled in arbitration by a single arbitrator in accordance with the applicable rules for arbitration of employment disputes of JAMS or CPR or the AAA in effect at the time of the submission to arbitration and said rules are expressly incorporated herein by reference. The choice of JAMS or CPR or AAA arbitration rules shall be made by the Party initiating arbitration. The arbitration shall be conducted in the city and state in which the Company office is located in which the Executive worked. The arbitrator shall not have the authority to alter or amend any lawful policy, procedure or practice of the Company or agreement to which the Company is a party or the substantive rights or defenses of either Party under any statute, contract, constitution or common law. Each Party shall be responsible for its own attorneys’ fees and other costs, fees and expenses, if any, with respect to its conduct of the arbitration. The administrative cost of the arbitration, including any reasonable administrative fee and arbitrator’s fees and expenses, shall be shared equally and paid by the Parties. The arbitrator is expressly empowered to award reasonable attorneys’ fees and expenses to the prevailing party as well as all other remedies to which either party would be entitled if the dispute were resolved in court. The decision and award of the arbitrator is final and binding. The arbitrator shall promptly issue a written decision in support of his/her award. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction, and the award may be confirmed and enforced in any such court. The Federal Arbitration Act or any applicable state law shall govern the application and enforcement of the provisions of this section.

(e) Provisional Remedies. The Executive or the Company may file a complaint or commence a court action to obtain an injunction to enforce the provisions of this ADR Policy and Procedure, or to seek a temporary restraining order or preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this ADR Policy and Procedure. Despite such complaint or action, the parties shall continue to participate in good faith in this ADR Policy and Procedure.

(f) Administrative Agencies. Nothing in this ADR Policy and Procedure is intended to prevent you from filing a complaint or charge with any administrative agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board.

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(g) At-Will Employment/Waiver of Jury or Court Trial. This ADR Policy and Procedure does not alter the terms and conditions of the Executive’s employment pursuant to this Agreement. Nothing in this ADR Policy and Procedure limits in any way the Executive’s right or the Company’s right to terminate the Executive’s employment at any time. This ADR Policy and Procedure does not require the Executive or Company to start the arbitration process before taking action of any kind, including without limitation the termination of the Executive’s employment. This Policy waives any right that the Executive or the Company may have to a jury trial or a court trial of any Employment-Related Dispute (except as provided above in Sections 12 or 13(e) for a court to issue provisional or equitable remedies).

(h) ADR Agreement and Savings Provision.

(i) The Executive and the Company agree that this ADR Policy and Procedure shall mandatorily apply and be the sole and exclusive method by which both the Executive and the Company are required to resolve any and all Employment-Related Disputes, to the fullest extent permitted and not prohibited or restricted by law.

(ii) Should any provision of this ADR Policy and Procedure be held invalid, illegal or unenforceable, the Executive and the Company agree that it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this ADR Policy and Procedure shall remain in full force and effect. The Executive and the Company further agree that the provisions of this ADR Policy and Procedure shall be deemed severable and the invalidity or enforceability of any provision of the Agreement shall not affect the validity or enforceability of the provisions of this Section 13.

14. INDEMNIFICATION. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, (including, to the extent permitted therein, the cost of legal counsel selected and retained by the Executive) in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company other than any action, suit or proceeding commenced by the Executive or by the Company arising out of or in connection with an Employment-Related Dispute.

15. COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of eighteen (18) months following his termination of employment he shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the Parties. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

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16. GENERAL.

(a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 16(a).

If to the Company, to:	American Realty Capital Trust, Inc. 405 Park Avenue, New York, NY 10022 Attn: Nicholas Schorsch

If to Executive, at his last known residence shown on the records of the Company.

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed, or (iv) on confirmed receipt if sent by written telecommunication or telecopy, provided a copy of such communication is sent by regular mail, as described above.

(b) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c) Waivers.

(i) No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(ii) Except as expressly set forth in this Agreement, Executive shall not be entitled to and the Company shall not be responsible to the Executive for any remuneration or benefits on behalf of Executive’s services to the Company, his employment or the termination of such employment.

(d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(e) Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company, except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

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(f) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive or a duly authorized representative of the Company (other than the Executive).

(g) Governing Law. This Agreement and the performance and enforcement hereof shall be construed and governed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(h) Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.

(i) Payments and Exercise of Rights after Death. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.

(j) Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that the Executive’s execution of this Agreement is knowing and voluntary.

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(k) Withholding. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

(l) Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder and, accordingly, in the event of any interpretive issues, this Agreement shall be interpreted and construed in compliance with Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed as of his or her termination date to be a “Specified Employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B) such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his or her “separation from service” (as such term is defined under Code Section 409A) or (ii) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(m) Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 9, 10, 11, 12, 13, 14, 15 and 16 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.

American Realty Capital Trust, Inc.

By: /s/ Nicholas S. Schorsch
       Name: Nicholas S. Schorsch
       Title: Chairman of the Board of Directors

Executive

By: /s/ William M. Kahane
       Name: William M. Kahane
       Title: President and Chief Executive Officer

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EXHIBIT A

GENERAL RELEASE AND WAIVER AGREEMENT

This General Release and Waiver Agreement (the “General Release”) is made as of the ___ day of __________, 20__ by William M. Kahane (the “Executive”),

WHEREAS, the Executive and American Realty Capital Trust, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) dated as of __________, 2012, that provides for certain compensation and severance amounts upon his termination of employment and to which this form of General Release and Waiver Agreement is appended and made a part thereof; and

WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this General Release and Waiver Agreement in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement; and

WHEREAS, the Executive has incurred a termination of employment effective as of ____________, ___; and

WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company.

NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:

1. RELEASE. In consideration of the Agreement and for the payments to be made pursuant to the Agreement: (a) Executive knowingly and voluntarily releases, acquits and forever discharges the Company, and any and all of its past and present owners, parents, affiliated entities, divisions, subsidiaries and each of their respective stockholders, members, predecessors, successors, assigns, Managing Members, agents, directors, officers, employees, representatives, attorneys, employee benefit plans and plan fiduciaries, and each of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the effective date of this General Release (hereinafter referred to as the “Executive’s Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, as they may be or have been amended from time to time, and any and all other federal, state or local laws, regulations or constitutions covering the same or similar subject matters; and (ii) any and all other of the Executive’s Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or in regard to any personal or property injury, or under the laws of any country or political subdivision, including, without limitation, any of the Executive’s Claims for any kind of tortious conduct (including but not limited to any claim of defamation or distress), breach of the Agreement, violation of public policy, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses, or any other claims of any nature; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.

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(b) The Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Release, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between himself and the Releasees or any of them, and that in furtherance of this intention, the Executive’s general release given herein shall be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.

(c) Executive represents that he has not filed or permitted to be filed and will not file against the Releasees, any claim, complaints, charges, arbitration, or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. If Executive has or should file a claim, complaint, charge, grievance, arbitration, lawsuit or similar action, he agrees to remove, dismiss or take similar action to eliminate such claim, complaint, charge, grievance, arbitration, lawsuit or similar action within five (5) days of signing this Termination Release.

(d) Notwithstanding the foregoing, this Termination Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company. However, Executive hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This General Release does not release, waive or give up any claim for workers’ compensation benefits, indemnification rights, vested retirement or welfare benefits he is entitled to under the terms of the Company’s retirement and welfare benefit plans or indemnification arrangements, as in effect from time to time, any right to unemployment compensation that Executive may have, or his right to enforce his rights under the Agreement.

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2. CONFIRMATION OF OBLIGATIONS. Executive hereby confirms and agrees to his continuing obligation under the Agreement after termination of employment not to directly or indirectly disclose to third parties or use any Confidential Information (as defined in the Agreement) that he may have acquired, learned, developed, or created by reason of his employment with the Company.

3. CONFIDENTIALITY; NONCOMPETITION; NONSOLICITATION.

(a) Executive hereby confirms and agrees to his confidentiality, nonsolicitation and non-competition obligations pursuant to the Agreement and his duty of loyalty and fiduciary duty to the Company under applicable statutory or common law.

(b) The Executive and the Company each agree to keep the terms of this General Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order or, as to the Company, in the normal course of its business; provided, however, that Executive may disclose the terms of this General Release to members of his immediate family, his attorney or counselor, and persons assisting him in financial planning or tax preparation, provided these people agree to keep such information confidential.

4. NO DISPARAGEMENT. Each of the Executive and the Company agree not to disparage the other, including making any statement or comments or engaging in any conduct that is disparaging toward the Company (including the Releasees and each of them) or the Executive, as the case may be, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this General Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court or an administrative agency of competent jurisdiction.

5. REMEDIES FOR BREACH. In the event that either Party breaches, violates, fails or refuses to comply with any of the provisions, terms or conditions or any of the warranties or representations of this Agreement (the “Breach”), in its sole discretion the non-breaching Party shall recover against the breaching Party damages, including reasonable attorneys’ fees, accruing to the non-breaching Party as a consequence of the Breach. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief. The provisions of Paragraphs 1, 2, 3 and 4 hereof are material and critical terms of this Agreement, and the Executive agrees that, if he breaches any of the provisions of these paragraphs, the Company shall be entitled to injunctive relief against the Executive regardless of and in addition to any other remedies which are available.

6. NO RELIANCE. Neither the Executive nor the Company is relying on any representations made by the other (including any of the Releasees) regarding this General Release or the implication thereof.

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7. MISCELLANEOUS PROVISIONS.

(a) This General Release contains the entire agreement between the Company and the Executive and supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this General Release exist. This General Release cannot be changed or terminated orally. Should any provision of this General Release be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this General Release shall be enforceable and remain in full force and effect.

(b) This General Release shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.

(c) This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law, principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(d) This General Release may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

8. EFFECTIVE DATE/REVOCATION. The Executive may revoke this General Release in writing at any time during a period of seven (7) calendar days after his execution of this General Release (the “Revocation Period”). This General Release shall be effective and enforceable automatically on the date of actual receipt by the Chief Operating Officer of the Company of the Certificate of Non-Revocation of the General Release Agreement (the form of which is attached hereto as Attachment A) executed and dated by the Executive at least one (1) calendar day after expiration of the Revocation Period (the “Effective Date”). The Agreement is deemed revoked unless the Executive signs and delivers to the Chief Operating Officer of the Company within five (5) calendar days after the Revocation Period, the Certificate of Non-Revocation of the General Release Agreement. If the Executive revokes this General Release, no severance or any other payment pursuant to the Agreement or otherwise shall be due or payable by the Company to the Executive.

9. ACKNOWLEDGEMENT. In signing this General Release, the Executive acknowledges that:

(a) The Executive has read and understands the Agreement and the General Release and the Executive is hereby advised in writing to consult with an attorney prior to signing this General Release;

(b) The Executive has consulted with his attorney, and he has signed the General Release knowingly and voluntarily and understands that the General Release contains a full and final release of all of the Executive’s claims;

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(c) The Executive is aware and is hereby advised that the Executive has the right to consider this General Release for twenty-one (21) calendar days before signing it (or in the event of a group termination program forty-five (45) days), and that if the Executive signs this Agreement prior to the expiration of the twenty-one (21) calendar days (or 45 days, if applicable), the Executive is waiving the right freely, knowingly and voluntarily; and

(d) The General Release is not made in connection with an exit incentive or other employee separation program offered to a group or class of employees.

IN WITNESS WHEREOF, the Executive has executed this General Release as of the day and year first above written.

_____________________________

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ATTACHMENT A

CERTIFICATE OF NON-REVOCATION
OF THE GENERAL RELEASE AGREEMENT

I hereby certify and represent that seven (7) calendar days have passed since the Parties signed the General Release Agreement (the “General Release”) and that I have NOT exercised my right to revoke that General Release pursuant to the Older Workers Benefit Protection Act of 1990 or any other provision of law. I understand that the Company and the other Releasees on behalf of themselves and their subsidiaries and affiliates, in providing me with payments and/or benefits under the Agreement and the General Release, are relying on this Certificate, and that I can no longer revoke the General Release.

__________________________	___________________________, 20__
Executive	Date of Execution by Executive

IMPORTANT:

This Certificate should be signed, dated and returned to the Chief Operating Officer of the Company no earlier than on the eighth (8th) calendar day after the General Release is executed by both Parties, and no later than on the fifth (5th) calendar day (inclusive of said 8th calendar day) thereafter.

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